CONSENT OF AUTHOR

TO: Whom it concern

I, Mel Klohn, L.P. Geo., of 11309 E. 48th Ave., Spokane Valley, Washington, U.S.A., author of a brief Technical Summary report titled "Interim Summary Report: Little Squaw Gold Mining Company, Properties in Chandalar District, Alaska" prepared jointly for Little Squaw Gold Mining Company and Hunt Mountain Resources Inc. and dated August 8, 2005, do hereby consent to the written disclosure of the Technical Report and of extracts from the Technical Report in the SB-2 and 10KSB written disclosures of Little Squaw Gold Mining Company.

Dated this 5th day of December, 2005.

Melvin L. Klohn
L.P. Geol.


State of Washington
Geologist
830
Licensed Geologist
MELVIN L. KLOHN